Exhibit (a)(37)

Email to Employees to be Distributed January 24, 2003

Subject: Option Exchange Program

IMPORTANT! Our records indicate that you have not completed your election form in the on-line Option Exchange Program application.

It is important that you let us know if you wish to participate in the Option Exchange Program.

IF NO ELECTION IS MADE, YOU WILL BE DEEMED TO HAVE ELECTED NOT TO PARTICIPATE IN THE OPTION EXCHANGE PROGRAM.

Please make your election, either to participate or not to participate, before the deadline of the offer expiration date, which is Wednesday, January 29, 2003, 11:59 p.m., Central Time.

If you have any questions or problems, please e-mail the Option Exchange team at OptionExchange@i2.com.